Contact: Robert E. Rout

Senior Executive Vice President,

Chief Administrative Officer,

Chief Financial Officer and Secretary

724-465-1487

TO BE RELEASED:

4:00 p.m., Wednesday, May 21, 2008

S&T Bancorp, Inc. Announces Results of Merger Consideration Elections

Indiana, Pennsylvania, S&T Bancorp, Inc. - (NASDAQ:STBA) today announced the approximate results of the elections made by the shareholders of IBT Bancorp, Inc. (IBT) regarding their preferences as to the form of merger consideration they will receive in connection with the merger of IBT with and into S&T Bancorp, Inc. (S&T). The deadline for IBT shareholders to make elections to the form of merger consideration expired at 5:00 p.m. on May 12, 2008.

Of the 5,380,150 shares of IBT common stock subject to the election process, elections were made to exchange 3,162,194 shares, or 59 percent, for S&T common stock and 1,416,217 shares, or 26 percent, for cash, as described below. No elections were made with respect to the remaining 801,739 shares. As provided in the merger agreement, there also were no elections made with respect to the 472,774 shares held by S&T and 112,195 shares held in treasury.

As described in the merger agreement, IBT shareholders could elect to receive merger consideration in the form of S&T common stock, cash or a combination of both. Subject to the allocation and proration procedures of the merger agreement, shareholders were entitled to receive, in exchange for each share of IBT common stock held at the time of the merger (i) a cash payment of $31.00, or (ii) 0.93 of a share of S&T common stock, with cash in place of any fraction of a share. The amount of cash to be paid in place of fraction of a share is based upon the average of the high and low sale prices for S&T common stock for the 20 trading day period preceding the date of the special meeting for shareholders to vote on the merger, which was $33.56. The allocation and proration procedures set forth in the merger agreement are intended to ensure that, in the aggregate, 55 percent of the IBT common stock outstanding, or 2,959,083 shares, will be exchanged for S&T common stock and 45 percent will be exchanged for cash.

As a result of the elections, IBT shareholders made valid elections to receive more shares of S&T common stock than are available pursuant to the merger agreement. Therefore, those IBT shareholders who elected to receive S&T common stock will have the amount of shares elected reduced by approximately six percent and receive an equivalent payment in cash. The shares for which no elections were made will be converted into cash consideration at $31.00 per share. S&T anticipates that the payment of merger consideration will commence within a week of merger consummation, which is scheduled for early June 2008.

A complete description of the merger consideration and the allocation procedures applicable to elections and the payment of consideration is contained in the proxy statement/prospectus, dated February 26, 2008, mailed to the IBT shareholders of record on or about February 28, 2008.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.

About S&T Bank

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 46 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson, and Westmoreland counties. With assets of $3.5 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit stbank.com.

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